EXHIBIT XVII
                              AMENDED AND RESTATED
                          REGISTRATION RIGHTS AGREEMENT
                          -----------------------------

         AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT dated as of March 31, 1998 among American Mobile Satellite Corporation, a Delaware corporation (the "Company"), Hughes Electronics Corporation ("Hughes"), Singapore Telecommunications Ltd. ("Singapore Telecom"), and Baron Capital Partners, L.P. (collectively, the "Guarantors") and each other Person who executes this Agreement.

                              W I T N E S S E T H:

         WHEREAS, the Company and the Guarantors are parties to a certain Registration Rights Agreement (the "1996 Registration Rights Agreement") dated as of June 28, 1996 entered into in connection with the Guarantee Issuance Agreement dated as of June 28, 1996, as previously amended, and the warrants to purchase common stock, par value $0.01 per share, of the Company issued in connection therewith; and

         WHEREAS, in order to induce the Guarantors to issue new Guaranties in connection with the restructuring of the Company's existing indebtedness, the Company has agreed, pursuant to a new Guaranty Issuance Agreement dated as of March 31, 1998 (the "1998 Guaranty Issuance Agreement"), to amend and restate the 1996 Registration Rights Agreement to (i) extend the expiration date for demand registration rights with respect to the existing warrants, (ii) provide registration rights for the warrants to be issued pursuant to the 1998 Guaranty Issuance Agreement, and (iii) provide registration rights for other restricted securities held by the Guarantors;

         NOW, THEREFORE, the parties hereto agree that the 1996 Registration Rights Agreement is hereby amended and restated to read in full as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

         "Affiliate", as applied to any specified Person, shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control", when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

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         "Board of Directors" means the Board of Directors of the Company.

         "Bridge Shares" means the shares of Common Stock issued or issuable upon exercise of the Bridge Warrants in accordance with the terms thereof and any Common Stock issued as or issuable upon the conversion or exercise or any warrant, option, fight, or other security which is issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares of Common Stock issued or issuable upon exercise of the Bridge Warrants.

         "Bridge Registration Rights Agreement" means the registration rights agreement dated as of April 19, 1996 among the Company, Toronto Dominion Investments, Inc., Morgan Guaranty Trust Company of New York and Hughes Communications Satellite Services, Inc. with respect to the registration of the Bridge Shares.

         "Bridge Warrants" means the warrants to purchase Common Stock originally issued by the Company to Toronto Dominion Investments, Inc., Morgan Guaranty Trust Company of New York and .Hughes Communications Satellite Services, Inc. on January 19, 1996.

         "Commission" means the Securities and Exchange Commission, or any successor agency.

         "Common Stock" means the common stock, par value $.01 per share, of the Company.

         "Deferral Period" has the meaning set forth in Section 2.1.

         "Demand Registration" has the meaning set forth in Section 2.1.

         "Demand Registration Notice" has the meaning set forth in Section 2.1.

         "Demanding Group" has the meaning set forth in Section 2.1.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Holder" means the holder of any Registrable Securities.

         "Motorola Registration Rights Agreement" means the Registration Rights Agreement dated as of March 31, 1998 between the Company and Motorola, Inc.

         "NASD" means the National Association of Securities Dealers, Inc.

         "Participation Rights Agreement" means the Participation Rights Agreement dated as of December 31, 1997 among the Company, Motorola, Inc. ("Motorola"), Hughes, Singapore Telecom and AT&T Wireless Services, Inc.

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         "Person" means an individual, corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Piggy-Back Registration" has the meaning set forth in Section 2.2.

         "Registrable Securities" means the Warrant Shares and any other shares of Common Stock beneficially owned by the Guarantors that constitute "restricted securities" as such term is defined in Rule 144 under the Securities Act until
(i) a Registration Statement covering such Warrant Shares or other shares has been declared effective by the Commission and they have been disposed of pursuant to such effective Registration Statement, (ii) such Warrant Shares or other shares are sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or under which they may be sold pursuant to Rule 144(k) or (iii) the Company has delivered a new certificate or other evidence of ownership for them not bearing the legend required pursuant to the Warrants or the agreement pursuant to which they were issued and they may be freely resold at one time without subsequent registration under the Securities Act.

         "Registration Statement" means any registration statement of the Company relating to a Demand Registration pursuant to Section 2.1 or a Piggy-Back Registration pursuant to Section 2.2, in each case, including the prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Selling Holder" means a Holder who is selling Registrable Securities pursuant to a Registration Statement under the Securities Act.

         "Subordination Termination Date" has the meaning set forth in Section 4 of the Participation Rights Agreement.

         "Underwriter" means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.

         "Unit Offering" means the offering of 335,000 Units, each consisting of $1,000 principal amount of 12 1/4% Senior Notes of AMSC Acquisition Company, Inc. and one warrant to purchase 3.75749 shares of Common Stock, pursuant to the Offering Memorandum dated March 31, 1998.

         "Unit Warrants Registration Rights Agreement" means the Registration Rights Agreement dated as of March 31, 1998 among the Company, Bear Stearns & Co. Inc., J.P. Morgan Securities, Inc., TD Securities (USA) Inc. and Banc America Robertson Stephens entered into in connection with the Unit Offering.

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         "Warrants" means the warrants dated June 28, 1996, as amended through the date hereof and as may be further amended from time to time, and the warrants dated March 31, 1998, as the same may be amended from time to time, to purchase Common Stock issued to the Guarantors.

         "Warrant Shares" means the shares of Common Stock issued or issuable upon exercise of the Warrants, in each case in accordance with the terms thereof, and any Common Stock or other securities issued or issuable upon the exercise of any warrant, option, fight, or other security which is issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares of Common Stock issued or issuable upon exercise of the Warrants.


                                   ARTICLE II

                               REGISTRATION RIGHTS


         SECTION 2.1. Demand Registration.

         (a) Right to Demand. At any time and from time to time prior to March 31, 2005, Holders of Registrable Securities representing at least 25% of the aggregate number of Registrable Securities as a group (each, a "Demanding Group") may make a written request of the Company for registration with the Commission, under and in accordance with the provisions of the Securities Act, of all or part of their Registrable Securities (a "Demand Registration"). Within 5 days after receipt of the request for a Demand Registration, the Company will send written notice (the "Demand Registration Notice") of such registration request and its intention to comply therewith to each Holder and, subject to paragraph (c) below, the Company will include in such registration all Registrable Securities of such Holders with respect to which the Company has received written requests for inclusion therein within 20 days after the Holder's receipt of the Demand Registration Notice and such Holders will be deemed to be members of the Demanding Group. All requests made pursuant to this paragraph (a) will specify the aggregate number of Registrable Securities requested to be registered.

         Promptly after receipt of any request for registration under this paragraph (a), but in no event later than 60 days after receipt of such request, the Company shall file a Registration Statement with the Commission with respect to the Registrable Securities included in such request and shall use its best efforts to have such Registration Statement declared effective as promptly as practicable; provided however, that the Company may postpone the filing of such Registration Statement for a period of up to 90 days (the "Deferral Period") if
(x) the Board of Directors reasonably determines that (i) such a filing would adversely affect any proposed financing, acquisition, divestiture or other material transaction by the Company or (ii) such a filing would otherwise represent an undue hardship for the Company, and (y) such determination is reflected in a certificate signed by the Chief Executive Officer or President of the Company. The Company shall not be entitled to request more than one such deferral with respect to any Demand Registration within any 365-day period. If the Company does elect to defer any such Demand Registration, the Holders requesting such Demand

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Registration may, at their election by written notice to the Company, (i)
confirm their request to proceed with such Demand Registration upon the expiration of the Deferral Period or (ii) withdraw their request for such Demand Registration in which case no such request for a Demand Registration shall be deemed to have occurred for purposes of Section 2.1 (b) or for any other purposes under this Agreement (and if such Deferral Period extends past March 31, 2005, the Holders shall nevertheless be entitled to make subsequent requests for Demand Registration hereunder).

         (b) Number of Demand Registrations. The Demanding Group(s) shall collectively be entitled to two Demand Registrations hereunder. A Demand Registration shall not be counted as a Demand Registration hereunder (i) until such Demand Registration has been declared effective by the Commission and maintained continuously effective for a period of at least 120 days or such shorter period as will terminate when all Registrable Securities included therein have been sold in accordance with such Demand Registration and (ii) unless the number of Registrable Securities in such Demand Registration by the Demand Group is at least 80% of the number of shares originally requested to be included by such group after giving effect to any reductions pursuant to paragraph (c) below.

         (c) Priority on Demand Registrations. If in any Demand Registration the managing Underwriter or Underwriters thereof advise the Company in writing that in its or their reasonable opinion or, in the case of a Demand Registration not being underwritten, the Company shall reasonably determine after consultation with an investment banking firm of nationally recognized standing, that the number of Registrable Securities proposed to be sold in such Demand Registration exceeds the number that can be sold in such offering or will adversely affect the success of such offering (including, without limitation, an impact on the selling price or the number of Registrable Securities that any participant may sell), the Company shall include in such registration only the number of Registrable Securities, if any, which in the opinion of such Underwriter or Underwriters, or the Company, as the case may be, can be sold without having an adverse effect on the success of the offering and in accordance with the following priority: (x) up to and including the Subordination Termination Date,
(i) first, pursuant to Section 2 of the Motorola Registration Rights Agreement, securities requested to be included in such offering by Motorola, (ii) second, subject to the priority rights of the holders of Bridge Shares pursuant to the Bridge Registration Rights Agreement, Registrable Securities that are Warrant Shares requested to be included in such offering by Holders in the Demanding Group requesting such registration, allocated PRO RATA among such Demanding Group (based upon the number of such Warrant Shares requested to be included in such Demand Registration), (iii) third, other Registrable Securities requested to be included in such offering by Holders in the Demanding Group requesting such registration, allocated PRO RATA among such Demanding Group (based upon the number of such other Registrable Securities requested to be included in such Demand Registration), (iv) fourth, PRO RATA (based upon the number of Registrable Securities or similar securities requested to be included in such registration by such Holders and other Persons, if any) among the other Holders of Registrable Securities and other Persons having similar rights who have requested to include Registrable Securities or similar securities in such registration pursuant to the piggy-back registration provisions

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of Section 2.2 or other registration rights agreements other than the Motorola
Registration Rights Agreement and the Bridge Registration Rights Agreement, and
(v) fifth, securities proposed to be issued by the Company for its own account; and (y) after the Subordination Termination Date, (i) first, Registrable Securities requested to be included in such offering by Holders in the Demanding Group requesting such registration and securities requested to be included in such offering by Motorola pursuant to Section 2 of the Motorola Registration Rights Agreement, allocated pro rata among Motorola and, subject to the priority rights of the holders of Bridge Shares pursuant to the Bridge Registration Rights Agreement, the members of such Demanding Group based upon the number of securities requested to be included in such offering (provided that Registrable Securities that are Warrant Shares shall have priority over other Registrable Securities in the shares included at the request of the Demanding Group), (ii) second, PRO RATA (based upon the number of Registrable Securities or similar securities requested to be included in such registration by such Holders and other Persons, if any) among the other Holders of Registrable Securities and other persons having similar rights who have requested to include Registrable Securities or similar securities in such registration pursuant to the piggy-back registration provisions of Section 2.2 or other registration rights agreements other than the Motorola Registration Rights Agreement and the Bridge Registration Rights Agreement, and (iii) third, securities proposed to be issued by the Company for its own account.

         (d) Selection of Underwriters. If any Demand Registration is to be in the form of an underwritten offering, the managing Underwriter or Underwriters that will administer the offering shall be selected by the holders of a majority of the Registrable Securities to be included in such offering; provided that such managing underwriter or underwriters must be of recognized national standing and reasonably satisfactory to the Company. The Company shall (together with all Holders of Registrable Securities proposing to distribute Registrable Securities through such underwriting) enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting in the manner set forth above.

         (e) Withdrawal. If any Holder of Registrable Securities disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing Underwriter. If by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the Underwriters), then the Company shall offer to all Holders who have requested inclusion of Registrable Securities in the registration, the right to include additional Registrable Securities in the priority and proportions specified in Section 2.1(c).

         SECTION 2.2. Piggy-Back Registration.

         (a) If the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or for the account of any of its respective securityholders of any class of equity security or security convertible into or exchangeable for any class of equity security (other than a registration

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statement on Form S-4 or S-8 (or any substitute form that may be adopted by the
Commission), or a registration filed in connection with an exchange offer or offering of securities solely to the Company's existing securityholders or other registrations solely in connection with employee stock options or other employee benefit plans), then the Company shall give written notice of such proposed filing to the Holders of Registrable Securities as soon as practicable (but in no event less than 30 days before the anticipated filing date), and such notice shall offer such Holders the opportunity to register such number of shares of Registrable Securities as each such Holder may request ("Piggy-Back Registration"). The Company shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company included therein and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method of distribution thereof.

         No registration effected under this Section 2.2, and no failure to effect a registration under this Section 2.2, shall relieve the Company of its obligations pursuant to Section 2.1, and no failure to effect a registration under this Section 2.2 and complete the sale of shares in connection therewith shall relieve the Company of any other obligation under this Agreement (including, without limitation, the Company's obligations under Sections 3.2 and 4.1 ).

         (b) Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an offering described in the foregoing paragraph
(a) deliver a written opinion to the Holders of the Registrable Securities proposed to be included in such offering that (i) the size of the offering that the Holders, the Company and any other Persons intend to make or (ii) the kind of securities that the Holders, the Company and any other Persons intend to include in such offering are such that the success of the offering would be materially and adversely affected by inclusion of the Registrable Securities requested to be included, then, subject to the priority fights of the Unit Warrant Holders pursuant to and in accordance with the Unit Warrant Registration Rights Agreement, Motorola pursuant to and in accordance with the terms of the Participation Rights Agreement (through the Subordination Termination Date) and the holders of Bridge Shares pursuant to and in accordance with the terms of the Bridge Registration Rights Agreement, (A) if the size of the offering is the basis of such Underwriter's opinion, such amount of securities to be offered for the accounts of Holders and the amount of securities to be offered for the account of the Company shall be reduced PRO RATA (based upon the number of Registrable Securities or other securities proposed to be included in such registration by the Holders and the Company) provided that the number of Registrable Securities that are not Warrant Shares shall be reduced to zero before the number of Warrant Shares included is reduced, and the amount of securities to be offered for the account of any other Persons (other than the Unit Warrant Holders, Motorola and the holders of Bridge Shares) shall be reduced to zero; and (B) if the combination of securities to be offered is the basis of such Underwriter's opinion, (x) the amount of securities to be offered for the accounts of Holders and the amount of securities to be offered for the account of the Company shall be reduced PRO RATA (based upon the number of Registrable Securities or other securities proposed to be included in

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

such registration by the Holders and the Company) provided that the number of Registrable Securities that are not Warrant Shares shall be reduced to zero before the number of Warrant Shares included is reduced, and the amount of securities to be offered for the account of such other Persons (other than the Unit Warrant Holders, Motorola and the holders of Bridge Shares) shall be reduced to zero to the extent necessary, in the judgment of managing Underwriter, to substantially eliminate the adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering. After the Subordination Termination Date, any reduction in the amount of securities to be offered for the accounts of participating Holders and the amount of securities to be offered for the account of Motorola shall be on a pro rata basis.

         (c) The Holders of Registrable Securities included within such PiggyBack Registration may withdraw all or any part of the Registrable Securities from such Piggy-Back Registration at any time (before but not after the effective date of such Registration Statement), by delivering written notice of such withdrawal request to the Company.

         (d) If the Company shall determine for any reason (x) not to register or (y) to delay a registration which includes Registrable Securities pursuant to this Section 2.2, the Company may, at its election, give written notice of such determination to the Holders of the Registrable Securities and, thereupon (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights, if any, of any Holder or Holders of Registrable Securities to request that such registration be effected as a Demand Registration under Section 2.1, and (ii) in the case of a delay in registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other shares.


                                   ARTICLE III

                             REGISTRATION PROCEDURES

         SECTION 3.1. Filings; Information. Whenever Registrable Securities are to be registered pursuant to Section 2.1 hereof, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

         (a) The Company will as expeditiously as possible (and in any event within the time period specified in Section 2.1 (a)) prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company and counsel for the Selling Holders shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and if the offering is an underwritten offering, shall be reasonably satisfactory to the managing Underwriter or Underwriters. The Company will use its best efforts to cause such filed

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Registration Statement to become and remain continuously effective in accordance with Section 2. l(b).

         (b) The Company will, prior to filing a Registration Statement or prospectus or any amendment or supplement thereto, furnish to each Selling Holder and each Underwriter, if any, of the Registrable Securities covered by such Registration Statement copies of such Registration Statement as proposed to be filed, and thereafter furnish to such Selling Holder and Underwriter, if any, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as such Selling Holder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder.

         (c) After the filing of the Registration Statement, the Company will promptly notify each Selling Holder of Registrable Securities covered by such Registration Statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

         (d) The Company will use its best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as any Selling Holder or managing Underwriter reasonably (in light of such Selling Holder's intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder and the Underwriters, if any, to consummate the disposition of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

         (e) The Company will immediately notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and promptly file with the Commission and make available to each Selling Holder any such supplement or amendment.

         (f) The Company will enter into customary agreements (including an underwriting agreement in customary form if the offering is an underwritten offering) and take such other actions as are reasonably required in order to expedite or facilitate the

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disposition of such Registrable Securities, including, in the case of an offering pursuant to Section 2.1, cooperating in the marketing efforts of the Underwriters and the Selling Holders by, among other things, making available, as reasonably requested by the Underwriters and the Selling Holders, senior executive officers of the Company for attendance at, and active participation with the Underwriters in, informational meetings with prospective purchasers of the Registrable Securities being offered, including meeting with groups of such purchasers or with individual purchasers, providing information and answering questions about the Company at such meetings, and traveling to locations at reasonable times and as reasonably selected by the Underwriters.

         (g) The Company will make available for inspection by any Selling Holder, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any such Selling Holder or Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such Registration Statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Selling Holder of such Registrable Securities agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such is made generally available to the public. Each Selling Holder of such Registrable Securities further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

         (h) The Company will furnish to each Selling Holder and to each Underwriter, if any, a signed counterpart, addressed to such Selling Holder or Underwriters of(i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the cased may be, as the holders of a majority of the Registrable Securities included in such offering or the managing Underwriter therefor reasonably requests.

         (i) If requested by the Selling Holders, the Company will provide a CUSIP number for all Registrable Securities not later than the effective date of the Registration Statement covering such Registrable Securities and provide the Company's transfer agent(s) and registrar(s) for the Registrable Securities with printed certificates for the Registrable Securities.

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         (j) The Company will cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any Underwriter (including any "qualified independent underwriter") that is required to be retained in accordance with the rules and regulations of the NASD, and use its best efforts to cause such Registration Statement to become effective and approved by such governmental agencies or authorities as may be necessary to enable the Selling Holders or Underwriters, if any, to consummate the disposition of such Registrable Securities.

         (k) The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the commencement of any public offering of securities pursuant to the Registration Statement, which earnings statement shall satisfy the provisions of Section 11
(a) of the Securities Act.

         (1) The Company will use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed.

         The Company may require each Selling Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

         Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1 (e) hereof, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.1 (e) hereof, and, if so directed by the Company, such Selling Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Selling Holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective (including the period referred to in Section 3.1 (a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 3.1 (c) hereof to the date when the Company shall make available to the Selling Holders a prospectus supplemented or amended to conform with the requirements of Section
3.1 (e) hereof.

         SECTION 3.2. Expenses. The Company shall pay the following expenses incurred in connection with any registration required hereunder (the "Registration Expenses"), regardless of whether a Registration Statement becomes effective: (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing and engraving expenses, (iv) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties),
(v) all fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section
3.1 (h) hereof), (vii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees and expenses of one counsel (who shall be reasonably acceptable to the Company) for the Holders, (ix) in connection with any underwritten offering or proposed underwritten offering of Registrable Securities hereunder, the reasonable fees and disbursements of the Underwriters and counsel for the Underwriters (excluding any underwriting discounts or commissions with respect to Registrable Securities not being sold for the account of the Company), and reasonable expenses in connection with the marketing efforts of the Underwriters and the Selling Holders, including expenses related to meetings with prospective purchasers of the Registrable Securities and any travel costs related thereto and (xi) fees and expenses associated with any NASD filing required to be made in connection with the registration of the Registrable Securities, including, if applicable, the reasonable fees and expenses of any "qualified independent underwriter" (and its counsel) that is required to be retained in accordance win the rules and regulations of the NASD.


                                   ARTICLE IV

                        INDEMNIFICATION AND CONTRIBUTION

         SECTION 4.1. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Selling Holder, its officers, directors and agents, and each Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a prospectus, in light of the circumstances under which they were made), except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by such Selling Holder or on such Selling Holder's behalf expressly for use therein; provided, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Selling Holder from whom the Person asserting any such loss, claim, damage or liability purchased the Registrable Securities if it is determined that it was the responsibility of such Selling Holder to provide such Person with a current copy of the prospectus and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage or liability. In connection with any underwritten offering, the Company also agrees to indemnify the Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 4.1.

         SECTION 4.2. Indemnification by Selling Holders. Each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with reference to information related to such Selling Holder furnished in writing to the Company by such Selling Holder or on such Selling Holder's behalf expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. In connection with any underwritten offering, each Selling Holder also agrees to indemnify and hold harmless the Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters on substantially the same basis as that of the indemnification of the Company provided in this
Section 4.2. Notwithstanding anything in this Agreement to the contrary, in no event shall any Selling Holder be obligated to provide indemnification hereunder in connection with any offering in an amount that exceeds the proceeds of such offering received by such Selling Holder.

         SECTION 4.3. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to
Section 4.1 or 4.2, such Person (an "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (an "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses. In any such proceeding, any Indemnified Party shall have the fight to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified

Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 business days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

         SECTION 4.4. Contribution. If the indemnification provided for in this
Article 4 is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities. As between the Company on the one hand and each Selling Holder on the other, the amount of contribution shall be in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by PRO RATA allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding anything to the contrary in this Agreement, in no event shall any Selling Holder be obligated to contribute in connection with any offering in an amount that exceeds the proceeds of such offering received by such Selling Holder, minus the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Selling Holders' obligations to contribute pursuant to this Section 4.4 are several and not joint.

                                    ARTICLE V

                                  MISCELLANEOUS

         SECTION 5.1. Participation in Underwritten Registrations. No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these Registration Rights.

         SECTION 5.2. Rule 144. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

         SECTION 5.3. Holdback Agreements. (a) RESTRICTIONS ON PUBLIC SALE BY HOLDER OF REGISTRABLE SECURITIES. In the case of an underwritten public offering, to the extent not inconsistent with applicable law, each Holder whose securities are included in a Registration Statement agrees, except as part of such public offering, not to effect any public sale or distribution of the issue being registered or a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including sale pursuant to Rule 144 under the Securities Act, during the 14 days prior to, and during the 90-day period beginning on, the commencement of a public distribution of Registrable Securities, if and to the extent requested by the managing Underwriter or Underwriters.

         (B) RESTRICTIONS ON PUBLIC SALE BY THE COMPANY AND OTHERS. The Company agrees, on behalf of itself and its Affiliates, (i) not to effect any public sale or distribution of any securities similar to those being registered in accordance with Section 2.1 or Section 2.2 hereof, or any securities convertible into or exchangeable or exercisable for such securities, (in each case other than in connection with the Company's Employee Stock Purchase Plan, Employee Stock Option Plan, Non-Employee Director Stock Ownership Plan, 401(k) Plan or other similar employee stock option or incentive plan) during the 30 days prior to, and during the 180-day period beginning on, the commencement of a public distribution of Registrable Securities (or such other period of time as may be required by the Underwriter effecting such public distribution); and (ii) that any agreement entered into after the date of this Agreement pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any public sale or distribution of any such securities during the periods described in (i) above, in each case including a sale pursuant to Rule 144 under the Securities Act; provided, however, that the provisions of this paragraph (b) shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities.

         SECTION 5.4. Specific Performance. Each Holder, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of liquidated or other damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

         SECTION 5.5. Notices. Any notice, demand or delivery authorized or required by this Agreement shall be in writing and shall be given to the Holder or the Company, as the case may be, at its address (or facsimile number) set forth below, or such other address (or facsimile number) as shall have been furnished to the party giving or making such notice, demand or delivery:

     If to the Company:  American Mobile Satellite Corporation
                         10802 Parkridge Blvd.
                         Reston, VA 22091
                         Facsimile: (703) 758-6134
                         Attention: Randy Segal, General Counsel

     If to any Holder:   at the address and facsimile number set forth in
                         the 1998 Guaranty Issuance Agreement.

Each such notice, demand or delivery shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified herein and the intended recipient confirms the receipt of such telecopy or (ii) if given by any other means, when received at the address specified herein.

         SECTION 5.6. No Inconsistent Agreement.

         (a) Notwithstanding anything to the contrary contained herein, to the extent that any of the provisions hereof conflict with any of the provisions of
(i) the Unit Warrants Registration Rights Agreement or (ii) the Participation Rights Agreement, the provisions of the Unit Warrants Registration Rights Agreement and the Participation Rights Agreement, in that order, each as in effect on the date hereof, shall have priority over the provisions hereof.

         (b) The Company will not after the date of this Agreement enter into any agreement with respect to its securities or any amendment to such an agreement that is inconsistent with the rights granted to the Holders in this Agreement, or otherwise conflicts with the provisions hereof, including any amendment to the Unit Warrants Registration Rights Agreement or the Participation Rights Agreement. Except as provided in Section 5.6 (a), the Company hereby represents that the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company's securities under any agreement in effect on the date hereof. In addition, the Company agrees that it will not amend its Certificate of Incorporation, by-laws or other governing documents in any respect that would materially and adversely affect the rights of the Holders hereunder.

         SECTION 5.7. Further Assurances. Each Party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

         SECTION 5.8. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         SECTION 5.9. GOVERNING LAW AND WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF. THE PARTIES HERETO IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         SECTION 5.10. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

         SECTION 5.11. Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 5.12. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.


                            (SIGNATURE PAGE FOLLOWS)

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.

                                       AMERICAN MOBILE SATELLITE
                                       CORPORATION

                                       By: /s/ Gary M. Parsons
                                       -----------------------
                                       Name:
                                       Title:


                                       HUGHES ELECTRONICS CORPORATION

                                       By: /s/ Amnon Carr
                                       ------------------
                                       Name:  Amnon Carr
                                       Title: Assistant Treasurer


                                       SINGAPORE TELECOMMUNICATIONS LTD.

                                       By: /s/ Yap Chee Keong
                                       ----------------------
                                       Name:  Yap Chee Keong
                                       Title: Group Financial Controller


                                       BARON CAPITAL PARTNERS, L.P.

                                       By:  Baron Capital Management Inc., a
                                            General Partner

                                       By: /s/ Ronald Baron
                                       --------------------
                                       Name:
                                       Title: